UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2009

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21093
 (Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 28, 2009, Omega Healthcare Investors, Inc. (the “Company”) amended its Articles of Incorporation to increase the number of authorized shares of its common stock from 100,000,000 to 200,000,000 shares.  The Board of Directors of the Company previously approved the amendment, subject to stockholder approval, and the amendment was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 21, 2009.  The amendment, which is effective immediately, amends and restates Article IV, Section 1 of the Company’s Articles of Incorporation in its entirety and now reads as follows:

“Section 1.  The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  Prior to the increase, the aggregate par value of all said shares was Thirty Million Dollars ($30,000,000).”

Item 9.01                      Financial Statements and Exhibits

(d)                   Exhibits.

Exhibit
Number                                Description

3.1	Articles of Amendment of Omega Healthcare Investors, Inc.
10.1
Second Amendment to the Second Amended and Restated Master Lease, dated as of February 26, 2009, by and among Omega Healthcare Investors, Inc., certain of its subsidiaries as lessors, Sun Healthcare Group, Inc. and certain of its affiliates as lessees, amending and restating prior master leases with Sun Healthcare Group, its subsidiaries, and lessees and guarantors acquired by Sun Healthcare Group.

10.2	Eight Amendment to Consolidated Amended and Restated Master Lease, dated as of March 31, 2009, by and between Sterling Acquisition Corp. and Diversicare Leasing Corp.
10.3
First Amendment to Loan Agreement, dated as of March 15, 2009, by and among OHI Asset III (PA) Trust, as Lender, certain affiliated entities of CommuniCare Health Services as Borrowers, and certain affiliated entities of CommuniCare Health Services as Guarantors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  June 2, 2009                                                      By: /s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer